UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2014

ATLANTIC COAST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-35072 (Commission File Number)	65-1310069 (I.R.S. Employer Identification No.)

10151 Deerwood Park Blvd., Building 200, Suite 100, Jacksonville, FL 32256

(Address of principal executive offices)

(800) 342-2824

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 11, 2014, Atlantic Coast Financial Corporation (the “Company”) named John C. Lent, 55, as Executive Vice President and Chief Financial Officer of the Company and its wholly owned subsidiary Atlantic Coast Bank (the “Bank”), contingent upon receipt of regulatory non-objection from the Office of the Comptroller of the Currency and the Federal Reserve Bank of Atlanta. While awaiting regulatory non-objection, Mr. Lent has joined the Company and the Bank as a financial analyst.

Prior to joining the Company, since 2012, Mr. Lent served as the President of Temenos Advisory, an independent registered investment advisory firm. He served from 2011 to 2012 as President and Chief Executive Officer of Union Savings Bank, a $2.5 billion mutual bank. Mr. Lent also served as Union Savings Bank’s Chief Operating Officer from 2006 to 2011, and Chief Financial Officer from 2000 to 2006. Prior to joining Union Savings Bank, Mr. Lent served in executive positions at one international bank and two community banks between 1988 and 2000. Mr. Lent began his career in 1980 at Coopers & Lybrand (now PricewaterhouseCoopers), an international accounting and consulting firm. Mr. Lent is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration from Quinnipiac University and a Master of Business Administration degree with a concentration in Finance from the University of Connecticut.

Mr. Lent will receive an annual base salary of $180,000, and in connection with his relocation to the Jacksonville, Florida area, the Company will pay for ninety (90) days of temporary housing, as well as all reasonable moving expenses. As of the date of this report, Mr. Lent held no securities in the Company.

Mr. Lent will succeed James D. Hogan who will retire as interim Executive Vice President and interim Chief Financial Officer of the Company and the Bank, effective upon Mr. Lent’s receipt of regulatory non-objection from the Office of the Comptroller of the Currency and the Federal Reserve Bank of Atlanta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FINANCIAL CORPORATION

Date: February 13, 2014	By:	/s/ John K. Stephens, Jr.
John K. Stephens, Jr.
President and Chief Executive Officer
(Duly Authorized Representative)